Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-150774) pertaining to the AEGON USA, Inc. Profit Sharing Plan of our report dated June 17, 2008, with respect to the financial statements of the AEGON USA, Inc. Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Des Moines, Iowa

June 27, 2008